Exhibit 10.21

April 19, 2013

Dear Stephen,

As you may know, the company will no longer be offering the long-term cash incentive plan (“LTIP”) starting in fiscal year 2014 and going forward. In your offer letter dated December 15, 2012, you were offered a $750,000 target bonus under the LTIP to be approved for all executives for FY14.

Since the company is no longer offering this long-term incentive vehicle, instead of the $750,000 target bonus, Symantec has decided to provide you with an additional grant of performance restricted shares (“PRUs”) and restricted shares (“RSUs”) as set forth in this addendum to your December 15th offer letter. All of the other terms and conditions of your December 15th offer letter remain the same.

Additional Equity Grants

Upon your acceptance of this addendum, Symantec’s Compensation Committee will grant you the following long-term incentives, to be allocated as follows:

•	$300,000 in performance restricted shares (PRUs), under the terms of the plan to be approved for all executives for FY14; and

•	$450,000 in restricted shares (RSUs), under the terms of the company’s existing equity plan (with four year vesting and a one year cliff).

The specific number of PRU and RSU shares that will be granted to you in FY14 will be calculated based on the value of Symantec’s stock at the time the grants are formally approved and made by the Compensation Committee.

Employment Status

This addendum does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, Symantec is free to terminate your employment at any time for any reason with or without Cause. Any statements or representation to the contrary, or contradicting any provisions of this letter, are superseded by your December 15th offer letter and this addendum. Participation in any of Symantec’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the Company CEO.

Symantec Corporation World Headquarters  — 350 Ellis Street Mountain View, CA 94043 United States  — Phone: +1 650-527-8000

Symantec Confidential

Please review this addendum and confirm your acceptance by the end of business on May 3, 2013, by signing in the space indicated below, and emailing (scanning) to scott_taylor@symantec.com and bettina_koblick@symantec.com.

Sincerely,

/s/ JESSE CONNELL

Jesse Connell

Senior Director, Global Talent Acquisition

I accept this addendum to my offer of employment dated December 15, 2012,

/s/ STEPHEN GILLETT	5/3/13
Stephen Gillett	Date

Symantec Corporation World Headquarters  — 350 Ellis Street Mountain View, CA 94043 United States  — Phone: +1 650-527-8000

Symantec Confidential